Exhibit 10.1

GT SOLAR INTERNATIONAL, INC.

EXECUTIVE INCENTIVE PROGRAM

FY 2010

1.             FISCAL YEAR 2010

The FY 2010 Executive Incentive Program (the “Program”) of GT Solar International, Inc. (the “Company”) shall commence on March 29, 2009 and continue through and including April 3, 2010 (“FY 2010”).

2.             ADMINISTRATION

The Program shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).  Subject to the provisions of the Program, the Committee may establish from time to time such regulations, provisions, procedures and conditions of the Program which, in its opinion, may be advisable in the administration of the Program.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the administration of the Program, eligibility under the Program or the bonuses awarded under the Program.

3.             ELIGIBILITY

The Committee shall determine, in its sole discretion, any and all executives of the Company that will be eligible to participate in the Program (each, a “Participant”; collectively, the “Participants”).  Participants will be eligible to participate in the Program only upon execution of a participant agreement with the Company as set forth in Exhibit A hereto (a “Participant Agreement”).  Each Participant Agreement shall be subject to the terms and conditions of the Program and may contain additional terms and conditions (which may vary from Participant to Participant).  Unless otherwise specified in such Participant Agreement, the date on which Participant is deemed to be a participant in the Program (the “Participation Date”) shall be the date on which the individual started employment with the Company during FY 2010.

As soon as practicable after the Participation Date and from time to time thereafter, the Committee, in accordance with Section 5(B)(iii) below, shall adopt in writing certain goals and objectives (“MBO Goals”) to be achieved by Participant over the course of FY 2010.  Such goals and objectives may vary among Participants.  MBO Goals for the Chief Executive Officer shall reflect those of the executive team and be developed by the Committee following consultation with and proposal by the Chief Executive Officer on business priorities for the plan year.

4.             Plan Performance Components

A.            Incentive Operating Income

“Incentive Operating Income” for FY 2010 means, on a consolidated basis, income (loss) from operations for such period as reported in the company’s Form 10-K, adjusted to exclude the effect of (a) stock compensation expense, (b) any costs of persons other than the company, its officers and directors, which the Company has incurred under the GT Solar Holdings LLC Limited Liability Company agreement and (c) any extraordinary income (e.g., proceeds from any legal action) or expenses in the reasonable determination of the compensation committee.

Incentive Operating Income for FY 2010 shall be derived from the audited consolidated financial statements of the Company and its subsidiaries covering such period, and shall be subject to the review and approval of the Committee, whose determination of such Incentive  Operating Income calculation shall be final and binding.

For FY 2010, the Company’s target  Incentive Operating Income shall be set forth in each Participant’s Participant Agreement (the “Target Incentive Operating Income”).  Please note this figure is Company Confidential and not to be disclosed externally.

B.            Incentive Ending Cash Balance

“Incentive Ending Cash Balance” for the incentive plan year means “cash and cash equivalents” as reported in the Company’s Form 10-K, (a) reduced by any portion of accounts payable or accrued expenses attributable to the negotiation of any revised terms with suppliers  resulting in additional operating charges. (i.e. If normal payment terms are 45 days and actual AP is at 90 days, a reduction of half of the AP balance from the Ending Cash Balance shall apply); (b) increased by the amount of any costs paid by the Company during fiscal 2010 on behalf of persons other than the Company, its officers and directors under the GT Solar Holdings LLC Limited Liability Company agreement and (c) any extraordinary cash flows in the reasonable determination of the compensation committee.

For FY 2010, the Company’s target Incentive Ending Cash Balance shall be set forth in each Participant’s Participant Agreement (the “Target Incentive Ending Cash Balance”).  Please note this figure is Company Confidential and not to be disclosed externally.

C.            MBO Goals

“MBO Goals” for FY 2010 refers to the goal plan assigned to each individual executive in their respective job function.  The MBO plan for FY 2010 is reflected in Exhibit A.

5.             BONUS PAYMENTS

A.            Determination Date

The amount, if any, to be paid to each Participant under the Program (the “Bonus Payment”) shall be determined by the Committee after the conclusion of FY 2010 following the audit of the Company’s financial statements by its independent accountants (the “Determination Date”).  Bonus Payments shall be disbursed following conclusion of the FY 2010 plan year as soon as administratively practicable after the Determination Date.  All amounts earned under the Program reflect gross dollar amounts and are, therefore, subject to applicable withholding and taxation.

B.            Bonus Calculation

Each Participant’s Bonus Payment, if any, shall be determined in the following manner:

(i)            Target Bonus

The Participant Agreement for each Participant will specify such Participant’s “Target Bonus” (which will be based upon a percentage of Participant’s base salary).  Adjustments to base salary during the course of FY 2010, or partial year participation due to a start date during the plan year, shall result in a [corresponding adjustment to target bonus eligibility on a pro-rated basis].

(ii)           Calculation of Bonus Payment

Each Participant’s Bonus Payment shall equal the sum of the (i) financial performance component based on Incentive  Operating Income (weighted 50%), (ii)  financial performance component based on Incentive Ending Cash Balance (weighted 25%), and (iii) an MBO component (weighted 25%).  Each of these calculations will be independent of the other; provided that no bonus will be paid if the company achieves Incentive Operating Income or Incentive Ending Cash Balance that is less than 50% of Target Incentive Operating Income or Target Incentive Ending Cash Balance.

The portion of the bonus that is based on achievement of Incentive Operating Income and Incentive Ending Cash Balance will be calculated as follows: the applicable payment increases linearly so that the participant will receive a 0% payment if we achieved 75% or less of target; a 100% payment if we achieve 100% of target and a 200% payment if we achieve 120% or more of target.  The Compensation Committee reserves the right to adjust the formula for unplanned, board approved events.  The portion of the bonus that is based on the achievement of individual MBOs will be determined based on the board’s assessment of each participant’s performance as compared to their MBOs.  In no event shall a participant’s bonus payment exceed two times such participant’s target bonus opportunity.

(iii)         MBO Process

In order to ensure close alignment with the earned MBO bonus and each participant’s goal attainment, the Committee, in consultation with the CEO, shall retain discretionary authority to determine the MBO bonus based upon an evaluation of each participant’s performance and contribution during the plan year.

The Committee shall determine the MBO Goals applicable to each Participant as follows:

Such Participant shall submit to the Chief Executive Officer of the Company an initial proposal for such Participant’s MBO Goals for FY 2010.  The Chief Executive Officer shall review such proposal, and at the Chief Executive Officer’s sole discretion, discuss such proposal with such Participant and/or modify such proposal.  The Chief Executive Officer shall then submit such proposal (after giving effect to any modifications the Chief Executive Officer may have made in his or her sole discretion) to the Committee.  The Committee shall review such proposal, and at the Committee’s sole discretion, discuss such proposal with the Chief Executive Officer, consult with the Board on such proposal, and/or modify such proposal.

Although the specific objectives will be determined by the Committee and will vary for each Participant, the following is intended to provide general guidance regarding the competencies that may be considered in determining a Participant’s MBO Goals:

1.                                       Achieving corporate goals and objectives specified for FY 2010.

2.                                       Developing and executing plans and functional goals that directly and/or indirectly influence the organization’s ability to achieve its financial goals for FY 2010.

3.                                       Delivering highly effective management of operations through leadership of teams, timely communication and the deployment of business processes and systems that anticipate and prepare the organization for growth.

4.                                       Contributing to an organizational culture where people can grow and contribute.  Actively supporting a culture that values safety, operational excellence, initiative, innovation, teamwork and quality in everything we do.

5.                                       Working as a productive and vital member of the management team.  Building productive collaborative relationships with peers to meet organizational challenges together as a team.  Being responsive to the needs of other team members and cultivating a service mentality internally within the line of authority.

6.                                       Achievement of functional financial measurements.

The Committee, after consultation with the Chief Executive Officer and/or the Board at the Committee’s sole discretion, shall determine such Participant’s MBO Goals at its sole discretion and using such criteria as it deems reasonable for each Participant with reference to each Participant’s specific functional objectives.

C.            Pro-rata Bonus Payments

In the event that the Participation Date of a Participant occurs after the commencement of FY 2010, such Participant shall be eligible for a pro-rated Bonus Payment calculated based on the number of days such Participant was employed by the Company during FY 2010.  Unless otherwise provided in a written agreement between the Company and Participant, no Participant shall be entitled to receive a Bonus Payment if, prior to March 31, 2010, such Participant’s employment with the Company is terminated for any reason.

6.             AUTHORITY

The Committee shall have final authority to make all determinations specified in or permitted or deemed necessary under the Program.

7.             MISCELLANEOUS

A.            Assignment and Transfer

No Bonus Payment or any rights or interests therein shall be assignable or transferable by a Participant.

B.            No Guarantee of Employment / No Equity Rights

Nothing contained in the Program shall be construed to create or imply a guarantee of employment for any period of time.  Unless otherwise provided in a written agreement between Participant and the Company, employment with the Company is considered to be at-will and may be terminated at any time by Participant or the Company.

C.            Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Internal Revenue Code of 1986, as amended, and/or any other applicable law, rule or regulation with respect to any Bonus Payment. Subject to applicable law, each Participant agrees that the Company may satisfy withholding obligations from any source of funds available to the Company and otherwise payable to Participant, including salary payments.

D.            Governing Law

All questions pertaining to the validity, construction and administration of the Program and any Participant’s Participant Agreement shall be determined in accordance with the laws of the State of New Hampshire.

E.             Amendment and Termination of Program

The Committee shall have the right in its sole discretion to amend the Program at any time and from time to time; provided that no such amendment shall materially and adversely affect the rights of any Participant without the consent of such Participant.

F.             Severability

The invalidity or unenforceability of any provisions of the Program in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Program in such jurisdiction or the validity, legality or enforceability of any provision of the Program in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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EXHIBIT A

PARTICIPANT AGREEMENT

GT SOLAR INTERNATIONAL, INC.

PARTICIPANT AGREEMENT TO THE
EXECUTIVE INCENTIVE PROGRAM

Participant Agreement made as of [DATED] (this “Agreement”) between GT Solar International, Inc., a Delaware corporation (the “Company”), and [                        ] (“Participant”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the FY 2010 Executive Incentive Program (the “Program”).

1.             Right to Participate.  The Company hereby grants to Participant the right to participate in the Program pursuant to the terms and conditions thereto.

2.             Participant Acknowledgment.  Attached hereto as Exhibit A is a copy of the Program.  Participant hereby acknowledges receipt of a copy of the Program and agrees to be bound by all terms and provisions thereof.

3.             Participation Date.  Participant’s Participation Date shall be [March 30, 2009].

4.             Incentive Operating Income.  For FY 2010, the Incentive Operating Income for purposes of determining Participant’s Bonus Payment, if any, is $[                        ].  Please note this figure is Company Confidential and not to be disclosed externally.

5.             Incentive Ending Cash Balance.  For FY 2010, the Incentive Ending Cash Balance for purposes of determining Participant’s Bonus Payment, if any, is [                        ].  Please note this figure is Company Confidential and not to be disclosed externally.

6.             Target Bonus.  For purposes of the Program, Participant’s Target Bonus shall equal $[                        ]  (representing [      ]%) of Participant’s base salary during FY 2010.  Adjustments to base salary during the course of FY 2010, or partial year participation due to a start date during the plan year, shall result in a [corresponding adjustment to target bonus eligibility on a pro-rated basis

7.             Individual Goal Achievement.  Participant acknowledges and agrees that the Bonus Payment, if any, will be subject to Participant achieving certain individual goals and standards identified by the Committee.  The criteria used in assessing individual performance, the weight to be assigned such criteria and such Participant’s Performance Achievement Percentage shall be determined by the Committee in its sole discretion.  The Bonus Payment, if any, will be calculated in accordance with the Program

8.             MBO Plan.  The executive MBO plan for FY 2010 for Participant is as follows:

GOALS:

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9.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

10.           Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.           Future Incentive Bonus Plans.  The Company may in the future adopt one or more incentive plans or programs, with regard to which the Committee shall retain the exclusive right in its sole discretion to determine the applicable terms and to identify the persons eligible to participate.  Nothing in this Agreement shall be understood to grant or guarantee Participant a right to participate in any such plan or program.

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IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first above written.

GT SOLAR INTERNATIONAL, INC.

By:
Name:
Title:

PARTICIPANT

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